Exhibit 99.1

Tallgrass Energy Partners Prices Offering of $350 Million of Additional Senior

Notes Due 2024

LEAWOOD, Kansas—(BUSINESS WIRE)—Tallgrass Energy Partners, LP (NYSE: TEP) (“TEP”) announced today that it, along with Tallgrass Energy Finance Corp., a subsidiary of TEP, priced a private offering of $350 million aggregate principal amount of its 5.50% Senior Notes due 2024 (the “Additional Notes”). The Additional Notes will be issued at 100% of par, plus accrued interest from March 15, 2017. The offering is expected to close on May 16, 2017, subject to customary closing conditions.

The Additional Notes are being offered as additional notes to TEP’s existing $400 million aggregate principal amount of 5.50% Senior Notes due 2024 that TEP issued in a private placement on September 1, 2016 (the “September 2016 Notes”). The Additional Notes and the notes issued on September 1, 2016 will be treated as a single class of debt securities and will have identical terms, other than the issue date. The Rule 144A Additional Notes initially will be fungible for trading purposes with the existing notes and will trade under the same CUSIP number, while the Reg S Additional Notes will not initially trade under the same CUSIP as the September 2016 Notes. TEP intends to use the net proceeds of the offering to repay outstanding borrowings under its existing senior secured revolving credit facility.

The Additional Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Unless so registered, the Additional Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. TEP plans to offer and sell the Additional Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Tallgrass Energy Partners, LP

Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

Contact Information

Investor and Financial Inquiries

Nate Lien

(913) 928-6012

investor.relations@tallgrassenergylp.com

Media and Trade Inquiries

Phyllis Hammond

(913) 928-6014

media.relations@tallgrassenergylp.com